EXHIBIT (a)(5)(iv)

Magna International Inc.
337 Magna Drive
Aurora, Ontario L4G 7K1
Tel  (905) 726-2462
Fax  (905) 726-7164

PRESS RELEASE

Magna announces intention to conduct normal course issuer bid following plan of arrangement

August 21, 2007, AURORA, ON, Canada - Magna International Inc. (TSX: MG.A, MG.B;
NYSE: MGA) today announced that, subject to regulatory approval and completion of its previously announced plan of arrangement involving Russian Machines and certain other parties, it intends to commence a normal course issuer bid through the facilities of the Toronto Stock Exchange ("TSX") and the New York Stock Exchange ("NYSE"), to purchase for cancellation Class A Subordinate
Voting Shares.

    The normal course issuer bid would commence no earlier than ten business days after the expiry of the substantial issuer bid by way of "modified Dutch auction" which Magna launched on August 13, 2007 to offset potential equity dilution from the plan of arrangement. The maximum number of Class A Subordinate Voting Shares to be purchased in the normal course issuer bid will be determined at the time the bid is commenced after taking into account the number of shares purchased under the currently outstanding substantial issuer bid, but will not exceed the maximum number permitted by the rules of the TSX, being the greater of 10% of Magna's public float or 5% of its issued and outstanding Class A Subordinate Voting Shares, in each case, as of the date the normal course bid is accepted by the TSX. No Class B Shares will be purchased in the normal course issuer bid. All purchases of Class A Subordinate Voting Shares will be made at the market price at the time of purchase in accordance with the applicable requirements of the TSX and Rule 10b-18 under the U.S. Securities Exchange Act of 1934.

    Notice of the normal course issuer bid will be subject to acceptance by the TSX and the bid will be conducted in accordance with the requirements ordinarily applicable to normal course issuer bids conducted through the facilities of the TSX and NYSE, including Rule 10b-18 under the U.S. Securities Exchange Act of 1934.

    We are the most diversified automotive supplier in the world. We design, develop and manufacture automotive systems, assemblies, modules and components, and engineer and assemble complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks in North America, Europe, Asia, South America and Africa. Our capabilities include the design, engineering, testing and manufacture of automotive interior systems; seating systems; closure systems; metal body and chassis systems; vision systems; electronic systems; exterior systems; powertrain systems; roof systems; as well as complete vehicle engineering and assembly.
    We have approximately 83,000 employees in 229 manufacturing operations and 62 product development and engineering centres in 23 countries.

    FORWARD-LOOKING STATEMENTS
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    This press release may contain statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing. We use words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions to identify forward-looking statements. Any such forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties. These risks, assumptions and uncertainties include, without limitation, those related to the strategic alliance with Russian Machines, including: the risk that the benefits, growth prospects and strategic objectives expected to be realized from the investment by, and strategic alliance with, Russian Machines may not be fully realized, realized at all or may take longer to realize than expected; we will be governed by a board of directors on which the Stronach Trust and Russian Machines each, indirectly, have the right to designate an equal number of nominees, in addition to the current co-chief executive officers, with the result that we may be considered to be effectively controlled, indirectly, by the Stronach Trust and Russian Machines for so long as the governance arrangements remain in place between them; our Russian strategy involves making investments and carrying on business and operations in Russia, which will expose us to the political, economic and regulatory risks and uncertainties of that country; the possibility that Russian Machines may exercise its right to withdraw its investment in Newco and Newco II and exit from the governance arrangements in connection with the Arrangement at any time after two years; the possibility that the Stronach Trust may exercise its right to require Russian Machines to withdraw its investment in Newco and Newco II and exit from such arrangements at any time after three years; the possibility that Russian Machines' lender may require Russian Machines to withdraw its investment in Newco and Newco II and exit from such arrangements at any time if such lender is entitled to realize on its loan to Russian Machines; the conditions precedent to completion of the Arrangement may not be satisfied or, if satisfied, the timing of such satisfaction may be delayed; and the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement, the delay of the completion of the Arrangement or failure to complete the Arrangement for any other reason. In addition to the risks, assumptions and uncertainties related to the proposed strategic alliance, there are additional risks and uncertainties relating generally to Magna and its business and affairs, including the impact of: declining production volumes and changes in consumer demand for vehicles; a reduction in the production volumes of certain vehicles, such as certain light trucks; the termination or non-renewal by our customers of any material contracts; our ability to offset increases in the cost of commodities, such as steel and resins, as well as energy prices; fluctuations in relative currency values; our ability to offset price concessions demanded by our customers; our dependence on outsourcing by our customers; our ability to compete with suppliers with operations in low cost countries; changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates, as well as our ability to fully benefit tax losses; other potential tax exposures; the financial distress of some of our suppliers and customers; the inability of our customers to meet their financial obligations to us; our ability to fully recover pre-production expenses; warranty and recall costs; product liability claims in excess of our insurance coverage; expenses related to the restructuring and rationalization of some of our operations; impairment charges; our ability to successfully identify, complete and integrate acquisitions; risks associated with new program launches; legal claims against us; risks of conducting business in foreign countries; unionization activities at our facilities; work stoppages and labour relations disputes; changes in laws and governmental regulations; costs associated with compliance with environmental laws and regulations; potential conflicts of interest involving our controlling shareholder, the Stronach Trust; and other factors set out in our Annual Information Form filed with securities commissions in Canada and our annual report on Form 40-F filed with the United States Securities and Exchange Commission, and subsequent filings. In evaluating forward-looking statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements to reflect subsequent information, events, results or circumstances or otherwise.

    This release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase Magna Class A Subordinate Voting Shares, nor is it an offer or solicitation of an offer to buy or sell any other securities of Magna. The substantial issuer bid referred to above is made solely by means of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery which have been delivered to shareholders.

For further information: Vincent J. Galifi, Executive Vice-President and Chief Financial Officer at (905) 726-7100